--------------------------------------------------------------------------------
                           FORM N-4, ITEM 24(b)(8.45)

  Form of Services Agreement between Prudential Investment Management Services
               LLC and American United Life Insurance Company(R)
--------------------------------------------------------------------------------

                               SERVICES AGREEMENT


THIS AGREEMENT is made and entered into this day of December, 2009 by and between American United Life Company, a corporation, partnership or company having its principal office and place of business at , (the "Agent"), and each of, individually and not jointly, Prudential Investment Management Services LLC ("PIMS"), a Delaware limited liability company having its principal office and place of business at Three Gateway Center, 14th Floor, Newark, New Jersey 07102 and Prudential Mutual Fund Services LLC ("PMFS"), a New York limited liability company having its principal office and place of business at Three Gateway Center, 14th Floor, Newark, New Jersey, 07102.

WHEREAS, the mutual funds listed on Schedule A hereto (the "Funds") have engaged PIMS to distribute shares of the Funds (the "Shares"), have engaged PMFS as their transfer agent and have permitted PIMS and PMFS to select and appoint entities such as the Agent to provide, respectively, shareholder servicing, sub-accounting and product support services to Fund shareholders; and

WHEREAS, PIMS is a duly registered broker-dealer under the federal securities laws and serves as the distributor and principal underwriter of the Funds; and

WHEREAS, PMFS is a duly registered transfer agent under the federal securities laws and serves as transfer agent of the Funds; and

WHEREAS, PIMS and PMFS desire to appoint the Agent, which is either duly registered as a transfer agent pursuant to Section 17 A( c)(1) ofthe Securities Exchange Act of 1934, as amended ("Section 17 A( c)( 1 )"), or is exempt from having to so register in order to provide the services specified in this Agreement, to act as shareholder services agent to provide the various shareholder servicing, subaccounting and product support services and functions described in Exhibits A-I, A-2 and A-3 hereto (the "Services") and the Agent is willing and able to furnish such Services on the terms and conditions hereinafter set forth; and

WHEREAS, it is contemplated that the separate accounts of the Agent ("Separate Accounts") may invest their assets in the Funds; and

NOW THEREFORE, for and in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

Section 1.1 Subject to the terms and conditions set forth in this Agreement, and all Exhibits and Schedules attached hereto, PIMS and PMFS, severally and not jointly, hereby engage and appoint the Agent to act as, and the Agent agrees to act as, respectively, shareholder servicing, sub-accounting and product support agent for the Shares issued to Agent's Separate Accounts. The Agent agrees to perform the Services with respect to the Separate Accounts in accordance with the terms set forth herein.

Section 1.2


(a) With respect to the shareholder services provided as agent to PIMS, which services are set forth in Exhibit A-I, the parties acknowledge and agree that these services constitute personal services and services related to the maintenance of shareholder accounts. The parties acknowledge that the Funds have each adopted a distribution plan under Rule 12b-1 ("Rule 12b-l Plan") under the Investment Company Act of 1940 ( the "Act") and that pursuant to such plan, the Funds may pay PIMS, and PIMS may pay Agent, or a broker-dealer affiliated with Agent, a fee for personal services and the maintenance of shareholder accounts.

(b) The provisions of any Rule 12b-l Plan between the Funds and the PIMS shall control over this Agreement in the event of any inconsistency. Each Rule 12b-l Plan in effect on the date of this Agreement is described in the relevant Fund's Prospectus. Agent hereby acknowledges that all payments under Rule 12b-1 Plans are subject to limitations contained in such Rule 12b-1 Plans and may be varied or discontinued at any time. Agent further acknowledges that PIMS merely administers and forwards payments pursuant to the Fund's Rule 12b-1 Plans and agrees that in no event will authorized Rule 12b-l payments, if any, be made unless and until PIMS receives such payments from the applicable Fund.

(c) With respect to the sub-accounting services provided as agent of PMFS, which services are set forth in Exhibit A-2 hereunder, the parties acknowledge and agree that such services are for subaccounting/recordkeeping and related services and are not for personal services and/or the maintenance of shareholder accounts. With respect to product support services provided as agent ofPIMS and PMFS, which services are set forth in Exhibit A-3 hereunder, the parties acknowledge and agree that such services are for product support and are not for personal services and/or the maintenance of shareholder accounts.

(d) The parties acknowledge and agree that in neither case shall the Services provided herein constitute distribution services, investment advisory, marketing or the services of an underwriter or broker-dealer within the meaning of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act") or the Act.

Section 1.3 This Agreement constitutes a separate and distinguishable agreement between Agent, on the one hand, and each of PIMS and PMFS on the other hand. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each of PIMS and PMFS hereunder are several, not joint. The representations, warranties, duties and obligations of Agent to PIMS and PMFS are separate and do not inure to the other party. Neither PIMS nor PMFS shall be responsible to the other party or to Agent for the actions (or inactions) of the other.

Section 1.4 The Agent agrees that it shall maintain and preserve all records required by law to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of the Funds, PIMS or PMFS, the Agent agrees to provide copies of all historical records relating to transactions recorded by the Agent on behalf of the unitholders of its Separate Accounts that are shareholders of the Funds, data formats for written communication regarding the Funds to or from such unitholders of its Separate Accounts and other materials, in each case as may reasonably be requested to enable the Funds, PIMS, PMFS and their respective representatives and agents to monitor and review the Services, or to comply with any request of the board of directors or trustees (collectively, the "Directors") of the Funds or of a governmental body, self-regulatory organization or a shareholder. The Agent agrees that it shall permit the Funds, PIMS, PMFS and their respective representatives and agents to have reasonable access, at a time and in a manner acceptable to Agent, to the Agent's personnel and records to monitor the performance of the Services, including records that identifY Agent's unitholders of its Separate Accounts and Separate Accounts' assets.

Section 1.5 In addition to the Services, the Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be reflected in a written amendment to Exhibits A-I, A-2 or A-3, signed and dated by Agent and, as appropriate, by PIMS or PMFS. The fees payable to the Agent as compensation for such other duties and functions shall be reflected in a written amendment to Schedule A signed and dated by Agent and, as appropriate, by PIMS or PMFS.

Section 1.6 The provisions of this Agreement shall in no way limit the authority of the Funds to take such action as they may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of the Shares.

Article 2. Fees and Expenses

Section 2.1 For performance of Services by the Agent pursuant to this Agreement, PIMS and/or PMFS, as the case may be, will make payments to the Agent from its own resources as compensation, as set forth in the fee schedule attached as Schedule A. In no case shall PIMS or PMFS be responsible to Agent for the fees of the other. Agent shall select from either ofthe following payment options (Select an Option):

( X ) Option 1: PIMS and/or PMFS, as the case may be, each agrees to pay all fees within forty-five (45) business days following the end of each calendar quarter. The Agent may request back-up documentation that supports the fee calculation within seven (7) days after receipt of its fee. During the Agent's review ofthe back-up documentation (which review shall not exceed seven (7) days) and during the pendency of any disputes over the fee, neither PIMS nor PMFS shall be obligated to pay any disputed portion of the fee.

( ) Option 2: Within thirty (30) days after the end of each calendar quarter, the Agent shall send PIMS and PMFS a statement of the average daily value of QualifYing Shares under Schedule A, together with an invoice of such payment due by PIMS and/or PMFS respectively hereunder. PIMS and/or PMFS, as the case may be, shall make payment quarterly in arrears upon receipt of the invoice, within forty-five (45) business days following the receipt of the invoice.

Payment shall be made by check or wire made payable to:

Section 2.2 All payment inquiries or requests shall be addressed to:

Prudential Financial, Inc. Attn: Jacquie Davis-Hecht Gateway Center Three, GC3, loth Floor Newark, NJ 07102

Article 3. Representations and Warranties of the Agent

Section 3.1 The Agent represents and warrants to PIMS and PMFS that:

(a) The Agent is duly organized and validly existing and in good standing in its state of organization and has full power and authority under applicable law and has taken all action necessary to enter into and perform its obligations and duties under this Agreement. This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms. No consent or authorization of, filing with or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performances, validity or enforceability of this Agreement.

(b) The Agent is either duly registered as a transfer agent under Section 17 A( c)(1) or is exempt from having to so register in order to provide the services specified in this Agreement, and is duly qualified and has all requisite licenses and authority to carry on its business in all jurisdictions in which is conducts business.

(c) The Agent is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of the Agent or any applicable law.

(d) The Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with the best industry practice.

(e) The Agent (i) has, and will maintain, an anti-money laundering ("AML") program that satisfies the requirements of Title III of the USA PATRIOT Act, the Bank Secrecy Act, and applicable anti-money laundering laws, rules and regulations ("Applicable Law"); (ii) will comply with Applicable Law with respect to the Shares, including, but not limited to, the monitoring and reporting of suspicious transactions and the implementation of a customer identification program that complies with Applicable Law; (iii) will supply Fund, PIMS and PMFS and their agents, upon request, with evidence of the due diligence work that it has carried out for particular unitholders of Agent's Separate Accounts and such other information and reports as Fund, PIMS, PMFS or their agents may from time to time reasonably request; (iv) with respect to Shares held in the name of unit holders of Agent's Separate Accounts (i.e. fully disclosed accounts), it will promptly inform Fund, PIMS and PMFS if Agent cannot form a reasonable belief that it knows the true identity of the Customer within a reasonable time after the account has been opened for such Customer; and (v) it will permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and will make available to examiners from such departments or regulatory agencies such information and records relating to Agent's AML program as they may reasonably request. Upon the reasonable written request ofPIMS or PMFS, Agent shall provide PIMS and PMFS with (x) a copy of its anti-money laundering policies, procedures and controls (or a summary thereot),
(y) at Agent's option, either (i) a copy of a written assessment or report prepared by the independent party performing the audit function required by Applicable law (or a summary thereot) or (ii) a certification that the findings of the independent party are satisfactory, and (z) a certificate regarding Agent's anti-money laundering program naming its designated compliance officer, describing its employee training program, and summarizing Agent's monitoring of compliance with the Applicable Law. It being understood that any information furnished pursuant to this Section shall be considered confidential information.

(f) The Agent has adopted policies and procedures reasonably designed to ensure that orders for Shares ("Fund Orders") from the unitholders of its Separate Accounts received by Agent prior to the Close of Trading are segregated from Fund Orders received after the Close of Trading, and that such orders are properly transmitted by Agent to the Funds (or their agents) in accordance with this Agreement for execution at the current day's net asset value ("NA V") and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders;

(g) The Agent has adopted policies and procedures reasonably designed to ensure that Fund Orders from unitholders of its Separate Accounts received by Agent after the Close of Trading are properly transmitted by the Agent to the Funds (or their agents) for execution at the next day's NA V and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders;

(h) The Agent has adopted policies and procedures reasonably designed to ensure that all applicable redemption fees and limitations on frequent trading applicable to underlying Customer accounts are being adhered to in accordance with the terms of the Funds' Prospectus;

(i) The Agent has disclosed (where required by law) this service arrangement to the unitholders of its Separate Accounts and will notify the unitholders of its Separate Accounts that Agent may impose certain conditions on them in addition to or different from those imposed by the Fund, such as requiring a minimum initial investment or charging the unitholders of its Separate Accounts direct fees for the same or similar services as are provided hereunder by the Agent (which fees may either relate specifically to the Agent's services with respect to the Fund or generally cover services not limited to those with respect to the Fund ). At the Agent's discretions, the Agent shall bill the unitholdersof its Separate Accounts directly for such fees. In the event the Agent charges Separate Accounts such fees, it shall notify the Fund in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to the unitholders of its Separate Accounts of any such fees charged to the the unitholder; and

j) The Agent will promptly notify Fund, PIMS and PMFS in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement, if there is a material failure to comply with any representation, warranty or covenant made herein or if there is any violation of the Fund's prospectus, including policies regarding limitations on exchanges and short-term trading, by it or any of the unitholders of its Separate Accounts.

Article 4. Representations and Warranties of PIMS

Section 4.1 PIMS represents and warrants to the Agent that:

(a) PIMS is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware.

(b) PIMS is duly registered as a broker-dealer under the federal securities laws, is a member of the Financial Industry Regulatory Authority ("FINRA") and is duly qualified and has all requisite licenses and authority to carry on its business in the State of New Jersey and in all other jurisdictions in which it conducts business.

(c) PIMS is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements ofPIMS or any applicable law.

(d) PIMS has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

Article 5. Representations and Warranties ofPMFS

Section 5.1 PMFS represents and warrants to the Agent that:

(a) PMFS is a limited liability company duly organized, existing and in good standing under the laws of the State of New York.

(b) PMFS is duly registered as a transfer agent under the federal securities laws and is duly qualified and has all requisite licenses and authority to carry on its business in the State of New Jersey and in all other jurisdictions in which it conducts business.

(c) PMFS is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of PMFS or any applicable law.

(d) PMFS has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

Article 6. Covenants of PIMS, PMFS and the Agent

Section 6.1 PIMS, PMFS and the Agent agree that all non-public books, records, information and data pertaining to the business of the other parties that are exchanged or received pursuant to the negotiations or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body having jurisdiction.

Section 6.2 In case of any requests or demands for the inspection of shareholder records of the Funds, the Agent will notify the Funds, PIMS and PMFS and secure instructions from an authorized officer(s) of the Funds, PIMS and PMFS as to such inspection.

Article 7. Purchases, Redemptions, Repurchases and Exchanges

Section 7.1 All purchases, redemptions and exchange orders and instructions with respect to Shares received by Agent on any Business Day and transmitted to PIMS, PMFS or the Fund for processing pursuant to this Agreement will have been received and time stamped prior to the Close of Trading on such Business Day. Agent will comply with all applicable state and federal laws, rules and regulations and with the applicable rules and regulations of authorized regulatory agencies in connection with performance of its services hereunder. All purchases, redemptions and exchanges of Shares contemplated by this Agreement shall be effected by Agent in accordance with each Fund's Prospectus.

Section 7.2 The Prospectus for each Fund describes the provisions whereby the Fund, under all ordinary circumstances, will redeem Shares held by shareholders on demand. Agent agrees that it will not make any representations to shareholders relating to the redemption of their Shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that Agent will pay as redemption proceeds to shareholders the net asset value, minus any applicable contingent deferred sales charge or redemption fee, determined after receipt ofthe order as discussed in the Prospectus.

Section 7.3 Agent agrees not to repurchase any Shares from the unitholders of its Separate Accounts at a price below that next quoted by the Fund for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable contingent deferred sales charge or redemption fee, in accordance with the Fund's Prospectus. Agent shall, however, be permitted to sell Shares for the account oftheunitholder or record owner to the Funds at the repurchase price then currently in effect for such Shares and may charge the unitholderor record owner a fair service fee for handling the transaction, provided Agent discloses the fee or commission to the unitholder or record owner.

Section 7.4 Agent agrees that, with respect to a redemption order it has made, if instructions in proper form, including any outstanding certificates, are not received by PIMS within the time customary or the time required by law, the redemption may be canceled forthwith without any responsibility or liability on PIMS' part or on the part of any Fund or of PMFS, or PIMS, at its option, may buy the shares redeemed on behalf of the Fund, in which latter case PIMS may hold Agent responsible for any loss, including loss of profit, suffered by PIMS resulting from PIMS' failure to settle the redemption.

Section 7.5 Agent agrees that it will enforce on its underlying unitholder accounts any and all restrictions and limitations on purchases, redemptions and exchanges of Shares described in each Fund's Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing) if so directed pursuant to an arrangement under Investment Company Act of 1940, as amended, Rule 22c-2 between or among Agent, PIMS, and PMFS or their respective designees, successors or assigns, as described in
Section 7.6.

Section 7.6

(a) Agent agrees that it will comply with any restrictions and limitations on exchanges described in each Fund's Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (Le., market timing) as directed pursuant to an arrangement under Investment Company Act of 1940, as amended, Rule 22c-2 between or among Agent, PIMS, and PMFS or their respective designees, successors or assigns.

(b) Pursuant to Rule 22c-2 under the Investment Company Act of 1940, Agent agrees to:

(i) Agreement to Provide Information. Agent agrees to provide PIMS, or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("Oil") or mutually acceptable Securities and Exchange Commission ("SEC") approved identifier, and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the Funds, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained on behalf of the Agent during the period covered by the request.

(ii) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. PIMS, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(iii) Timing of Requests. Requests for Shareholder information shall be made no more frequently than quarterly except as PIMS deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(iv) Form and Timing of Response. Agent agrees to provide, promptly upon request ofPIMS, or its designee, the information specified in Section 7.6(b)(i). If requested by PIMS, or its designee, Agent agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 7 .6(b )(i) is itself a financial intermediary ("indirect intermediary") and, upon further request of PIMS, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 7.6(b)(i) for those Shareholders who hold an account with an indirect intermediary or (ii) restrict the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Funds. Agent additionally agrees to inform PIMS, or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. Notwithstanding the foregoing, the parties acknowledge that the Agent's ability to execute PIMS' instructions may be limited by certain contractual obligations contained in those certain group variable annuity contracts (the "Variable Insurance Products"), certain rights contained in the Variable Insurance Product prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Agent reasonably believes that it is prevented from complying with a request from PIMS to prohibit trading, the Agent will notifY PIMS within three days of receiving such request and will work cooperatively with PIMS to determine whether other actions may be taken by the Agent in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(v) Limitations on Use ofInformation. PIMS shall not use any of the information provided pursuant to this Agreement ("Product Owner Information") for any purpose other than to comply with the provisions of Rule 22c-2.

(vi) Agreement to Restrict Trading. Agent agrees to execute written instructions from PIMS, or its designee, to restrict further purchases or exchanges of Shares by a Shareholder that has been identified by PIMS, or its designee, as having engaged in transactions of the Shares (directly or indirectly through the Agent's account) that violate policies established by the Fund(s) for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund(s). Notwithstanding the foregoing, the parties acknowledge that the Agent's ability to execute PIMS' instructions may be limited by certain contractual obligations contained in the Variable Insurance Products, certain rights contained in the Variable Insurance Product prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Agent reasonably believes that it is prevented from complying with a request from PIMS to prohibit trading, the Agent will notifY PIMS within three days of receiving such request and will work cooperatively with PIMS to determine whether other actions may be taken by the Agent in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(vii) Form ofInstructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, GII or mutually acceptable SEC approved identifier, and the specific participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or mutually acceptable SEC approved identifier, or specific individual participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(viii) Timing of Response. Agent agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Agent.

(ix) Confirmation by Agent. Agent must provide written confirmation to PIMS, or its designee, that instructions have been executed. Agent agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(x) Definitions. For purposes of this Section:

(l) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by each Fund that are held by the Agent.

(2) The term "Shareholder" means the holder of interests in a Fund, or a participant in an employee benefit plan with a beneficial interest in a contract.

(3) The term "written" includes electronic writings and facsimile transmissions.

Article 8. Multiple Classes of Shares

PIMS may, from time to time, provide Agent with written guidelines or standards relating to the sale or distribution of Funds offering multiple classes of Shares. Agent warrants that it has established compliance procedures reasonably designed to ensure that the unitholders of its Separate Accounts are made aware of the terms of each available class of the Funds and to ensure that the unitholders of its Separate Accounts are offered Shares that are suitable to the unitholders , based on the unitholders' individual needs and circumstances.

Article 9. Fund Information

Section 9.1 Agent agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of any Fund except those contained in the Fund's then current Prospectus or in materials provided by PIMS and/or PMFS. However, Agent may, without written approval from PIMS and/or PMFS: (i) list the names of the Funds in its marketing or enrollment documents and (ii) use information concerning the Funds obtained from the then current Prospectus or publicly available databases maintained by Morningstar, Inc., Ibbotson, and others commonly used in the securities industry, and information derived from such databases, in Agent's fund fact sheets and other descriptive materials concerning the Funds, provided that, to the extent the information is obtained or derived from such a database, Agent identifies the database as the direct or indirect source of such data. Agent will provide any other sales literature or promotional material prepared by or on behalf of PIMS and/or PMFS in which Agent or any Fund is named, at least ten (10) business days prior to its proposed use, for PIMS' and/or PMFS' review and approval, which shall not be unreasonably withheld. PIMS and/or PMFS acknowledges and agrees that, notwithstanding PIMS' and/or PMFS' review and approval, Agent is responsible for the content of such literature or materials and their compliance with applicable law and FINRA Rules.

Section 9.2 PIMS will supply to Agent Prospectuses and additional information relating to the Funds. Agent agrees to use only material relating to the Funds that: (i) is supplied by PIMS, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Funds and is approved in writing by PIMS in advance of its use. Such approval may be withdrawn by PIMS in whole or in part upon written notice to Agent, and Agent shall, upon receipt of such notice, immediately discontinue the use of such material. Agent is not authorized to modify or translate any such materials without PIMS' prior written consent. In addition, Agent shall comply with the List of Shareholder Services set forth in Exhibit A-I hereto, as if such Exhibit were incorporated with and into this Agreement.

Article 10. Indemnification

Section 10.1 Agent agrees to indemnify, defend and hold harmless PIMS, PMFS and the Funds and their predecessors, successors, and affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by PIMS or PMFS from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, related to the actions of Agent pursuant to this Agreement (except to the extent that PIMS' and/or PMFS's negligence or failure to follow correct instructions received from Agent is the cause of such loss, claim, liability, cost or expense); (ii) any redemption or exchange pursuant to instructions received from Agent or its partners, affiliates, officers, directors, employees or agents; or (iii) the breach by Agent of any of its representations and warranties specified herein or the Agent's failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Agent or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by Agent.

Section 10.2 PIMS agrees to indemnify, defend and hold harmless Agent and its predecessors, successors and affiliates, each current or former partner, officer, director, employee or agent, and each person who controls or is controlled by Agent from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate to any untrue statement of or omission to state a material fact contained in the Prospectus or any written sales literature or other marketing materials provided by the PIMS to Agent, required to be stated therein or necessary to make the statements therein not misleading.

Section 10.3 PMFS agrees to indemnify, defend and hold harmless Agent and its predecessors, successors and affiliates, each current or former partner, officer, director, employee or Agent, and each person who controls or is controlled by Agent from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate to any untrue statement of or omission to state a material fact contained in any report or material provided by PMFS to Agent, required to be stated therein or necessary to make the statements therein not misleading.

Section 10.4 Agent agrees to notify PIMS and PMFS, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares against Agent or its partners, affiliates, officers, directors, employees or agents, or any person who controls Agent, within the meaning of Section 15 of the Securities Act of 1933, as amended.

Section 10.5 Each party's obligations under these indemnification provisions shall survive any termination of this Agreement.

Article 11. Insurance

The Agent shall maintain comprehensive general liability insurance coverage in commercially reasonable amounts for entities providing services similar to those contemplated by this Agreement. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Funds, PIMS, PMFS, the Agent or other insured party that would otherwise be a covered claim in the absence of any provision of this Agreement.

Article 12. Security

Section 12.1 The Agent represents and warrants that the procedures and systems which it has implemented or will implement to safeguard from loss of or damage (attributable to fire, theft or any other cause) to the Funds' records and other data and the Agent's records, data, equipment and facilities and other property used in the performance of the Services are adequate and that it will make such changes therein from time to time as in its judgment, after consultation with PIMS and PMFS, are required to secure performance of the Services. The Agent shall review such systems and procedures on a periodic basis and the Funds, PIMS, PMFS and their respective agents shall have the right to review these systems and procedures during the Agent's regular business hours.

Section 12.2 The Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for periodic backup of computer files and data with respect to the Funds and emergency use of electronic data processing equipment. In the event of equipment failures, the Agent shall, at no additional expense to PIMS or PMFS, take all reasonable steps to minimize service interruptions. The Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failures, provided such loss or interruption is not caused by the negligence of the Agent and provided further that the Agent has complied with the provisions of this paragraph.

Article 13. Nonpublic Information

Nonpublic personal financial information relating to the unitholders of Agent's Separate Accounts provided by, or at the direction of the Fund to the Agent, or collected or retained by the Agent in the course of performing its duties hereunder, shall be considered confidential information. The Agent shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Agent involved in servicing the Funds except at the direction of the Fund, PIMS or PMFS or as required or permitted by law. The Agent represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the unitholders of Agent's Separate Accounts.

Article 14. Termination; Amendment

Section 14.1 Each party to this Agreement may unilaterally cancel its participation in this Agreement by giving sixty (60) days prior written notice to the other parties In addition, each party to this Agreement may terminate this Agreement immediately by giving written notice to the other parties of another party's material breach of this Agreement. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other parties or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other party's designated person at the addresses shown herein.

Section 14.2

This Agreement shall tenninate immediately upon any act of insolvency by

Agent.

Section 14.3 The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date oftennination and shall not relieve Agent of its obligations, duties and indemnities specified in this Agreement

Section 14.4 Neither party may assign, directly or indirectly, by operation of law or otherwise, this Agreement or its duties or obligations hereunder without the prior written consent of the other party, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent.

Section 14.5 This Agreement may be amended by PIMS and PMFS at any time by written notice to Agent. Agent's placing of an order or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute Agent's acceptance of such amendment.

Section 14.6 In the event that PIMS, PMFS or the Funds decide to liquidate, merge or otherwise discontinue offering shares ofthe Funds for sale, Agent shall be given reasonably prompt written notice in advance of such liquidation, merger or discontinuance of offering shares of the particular Fund for sale.

Article 15. Governing Law

This Agreement shall be governed and construed in accordance with the laws of the state of New Jersey, not including any provision that would require the general application of the law of another jurisdiction.

Article 16. Investigations and Proceedings

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to activities of either party under this Agreement and promptly to notify the other party of any such investigation or proceeding.

Article 17. Captions

All captions used in this Agreement are for convenience only, are not a part hereof, and are not to be used in construing or interpreting any aspect hereof.

Article 18. Entire Understanding

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements. This Agreement shall be binding upon the parties hereto when signed by Agent and accepted by PIMS and PMFS.

Article 19. Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

Article 20. Entire Agreement

This Agreement contains the entire understanding ofthe parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Agent and accepted by PIMS and PMFS.

Article 21. Notices

All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three business days as follows:

a)

If to the Funds:

JennisonDryden Mutual Funds Gateway Center Three, 6th Floor Newark, New Jersey 07102-4077

Attention: Peter Bednarczyk

b)

If to the Agent:

American United Life Insurance Company One America Square, P.O. Box 368 Indianapolis, IN 46206-0368

Attention: Retirement Services Marketing

c)

If to PIMS and/or PMFS:

Prudential Investment Management Services LLC Gateway Center Three, 14th Floor Newark, New Jersey 07102-4077

Attention: Peter Boland

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

(continued next page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

AMERICAN UNITED LIFE COMPANY:

By:

Title:

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:

Title:

Title: Senior Vice President

PRUDENTIAL MUTUAL FUND SERVICES LLC

THIS SCHEDULE IS SUBJECT TO CHANGE BY DELIVERY OF A REVISED SCHEDULE TO THE
AGENT

EXHIBIT A-I

LIST OF SHAREHOLDER SERVICES

In accordance with procedures established from time to time by agreement between PIMS and the Agent, the Agent shall provide the following services:

1. Shareholder Services. On behalf of PIMS, the Agent shall investigate all inquiries from unitholders of Agent's Separate Accounts relating to their shareholder accounts and shall respond to all communications from Separate Accounts and others relating to the Agent's duties hereunder and such other correspondence as may from time to time be mutually agreed upon among the Agent and PIMS.

2.Mailing Communications to Shareholders and Proxy Materials. On behalf of PIMS, the Agent shall make available to unitholders of Agent's Separate Accounts via electronic means all-reports to shareholders, dividend and distribution notices, and proxy materials for the Funds' meetings of shareholders and shall observe applicable SEC regulations in connection therewith, including, but not limited to, SEC Rules 14b-l, 14b-2 and 14c-7. The Agent shall notify PIMS as to which shareholders opted out of electronic communication of proxy materials and, pursuant to applicable SEC regulations, shall mail, and certify as to the mailing, of such proxy materials to such shareholders. PIMS shall provide Agent with sufficient printed proxy materials in a timely fashion for such purpose.

THIS SCHEDULE IS SUBJECT TO CHANGE BY DELIVERY OF A REVISED SCHEDULE TO THE
AGENT

EXHIBIT A-2

LIST OF SUB-ACCOUNTING SERVICES

In accordance with procedures established from time to time by agreement between PMFS and the Agent, the Agent shall provide the following services:

I. Shareholder Information.

On behalf of PMFS, the Agent shall maintain a record of the number of Fund shares held by each Customer, which shall include the name, address and taxpayer identification number of each such Customer and indicate the registration in which such shares are held.

2. Sales of Shares:

a) Acceptance of Orders In accordance with the Operating Procedures set forth in Exhibit B, the Agent shall receive for acceptance orders from unitholders of Agent's Separate Accounts for the purchase of shares each business day and forward payment for the purchase of shares by wire on the same business day to the Custodian of the Funds (the "Custodian"). In addition, the Agent shall, pursuant to such purchase orders, coordinate with PIMS and PMFS to issue the appropriate number of shares and hold such shares in the appropriate shareholder account.

b) Recordation of the Issuance of Shares. The Agent shall record the issuance of Fund shares to the unitholders of Agent's Separate Accounts and maintain a record of the total number of shares that are issued, based upon data provided to the Agent by the Custodian. The Agent shall also provide PMFS or another designated party with the total number of Fund shares that are issued and outstanding to Agent's Customer on a daily basis. Each day, Agent shall also provide PMFS with the total number of Customer accounts that Agent maintains on its books and records.

c) Returned Checks. In the event that any check or other order for the payment of money of a Customer is returned unpaid for any reason, the Agent shall: (i) give prompt stop transfer order against all Fund shares issued as a result of such check or order; and (ii) take such actions as PIMS and PMFS may from time deem appropriate.

d) Trade Confirmation. Any information provided by the Fund or PMFS to the Agent electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by Rule I Ob-I 0 under the Securities Exchange Act of 1934 and, as such, the Fund and PMFS have the informed consent of the Agent to suppress the delivery of this information using paper-media. The Agent will promptly verify the accuracy of the confirmations of transactions and records received by the Agent through Fund/SERV.

2. Transfers and Redemptions:

The Agent shall receive for acceptance orders from unitholders of Agent's Separate Accounts for the exchange or redemption of Fund shares each business day and forward such orders to PMFS in accordance with the Operating Procedures set forth in Exhibit B.

3. Blue Sky Reports:

If in the reasonable judgment of the Funds such information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, the Agent shall periodically prepare a report to the Funds and PMFS, in accordance with a system approved by the Funds and PMFS, showing by state of Customer shareholder residence, all sales and redemptions of Fund shares.

4. Tax Reporting:

Agent shall provide, or arrange to provide, that all applicable federal and state tax reports concerning unitholders of Agent's Separate Accounts' activities in Fund shares shall be provided to unitholders of Agent's Separate Accounts on a timely basis.

5. Services Rendered to PMFS:

The parties understand and agree that the Agent will not be providing any of the abovereferenced services to PMFS relating to personal services and/or the maintenance of shareholder accounts.

THIS SCHEDULE IS SUBJECT TO CHANGE BY DELIVERY OF A REVISED SCHEDULE TO THE
AGENT

EXHIBIT A-3

LIST OF PRODUCT SUPPORT SERVICES

In accordance with procedures established from time to time by agreement between PIMS, PMFS and the Agent, the Agent shall provide the following services:

1. Continuing due diligence with respect to the Funds;

2. Operations and systems support of the Funds;

3. Preparing and distributing sales literature and advertising materials for the Funds;

4. Opportunity to participate in Agent's internal events, including seminars, conferences, and meetings

5. Providing access to Agent's field representatives who will provide personal service and attention with respect to the Funds;

6. Annual marketing review and business planning session with Agent's management;

7. Providing information to Shareholders regarding the Fund

8. Providing shareholder support services with respect to the Clients' accounts;

9. Providing telephonic support to respond to questions about the Clients' investment in the Fund and the Clients' accounts; and 10. Other
Distribution/Personal Services as mutually agreed upon from time to time by both parties.

EXHIBIT B

OPERATING PROCEDURES

1.

Pricing Information. Fund will furnish, or caused to be furnished, to Agent on each business day that the Funds are open for business ("Business Day") with: (i) net asset value information for each

Fund as of the close of regular trading on the New York Stock Exchange, generally 4:00 p.m. Eastern

Time, or as at such other time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"); and (ii) in the case of fixed-income funds, the daily accrual or interest rate factor (mil rate). The Fund shall provide such information to Agent by 7 p.m. Eastern Time ("ET")on the same Business Day.

2.

Orders for Purchase. Redemption. or Exchant!e.

(a) Agent, as limited agent of the Fund, shall (i) receive for acceptance as of the Close of

Trading on each Business Day (the "Trade Date") orders and instructions for the purchase, redemption or exchange of Shares, and (ii) upon acceptance of any such orders and instructions, communicate such acceptance to the Fund and transmit to the Fund orders and instructions to purchase, exchange or redeem

Shares. Orders and payment for shares of a Fund, must be received by Fund at the time and in the manner set forth in these Operating Procedures. All Orders are subject to final acceptance or rejection by

Fund or its agent in its sole discretion and are effective only upon acceptance. Fund may, in accordance with applicable law, delay redemption of shares.

(b) On each business day, Agent shall aggregate and calculate the net purchase and redemption amounts for such orders and communicate each such net aggregate amounts to the Fund. Agent agrees and warrants that no order or instruction for the purchase, redemption or exchange of shares received by it after the Close of Trading will be transmitted to the Fund as a purchase, redemption or exchange before that Close of Trading on that Trade Date. All communications herein shall be by facsimile or other form of written electronic transmission mutually agreeable to the parties. If provided in the applicable shareholder's account application, dividends, capital gains, and other distributions will be automatically reinvested on the distribution payment date at net asset value in accordance with each Fund's then current prospectus.

(c) Agent may submit a purchase, sale or redemption order (an "Order") for shares on behalf of a client to such Fund's designated contact by telephone, by fax, or by direct systems access via NSCC

Fund/SERV and NETWORKING systems. With respect to Orders submitted by telephone or fax, such

Orders received by Agent prior to the Close of Trading on any given Business Day ("Trade Date") and transmitted to Fund by 7:30 pm Eastern time on that Trade Date will be executed at the Trade Date NA V.

With respect to Orders transmitted via NSCC Fund/SERV and NETWORKING systems, such Orders received by Agent prior to the Close of Trading on Trade Date and transmitted to Fund by the time established by NSCC Fund/SERV and NETWORKING procedures on that Trade Date will be executed at the Trade Date NA V. All other Orders will be executed at the NAV established on the day after Trade

Date. Orders placed via the NSCC Fund/SERV and NETWORKING systems shall comply with and be subject to the settlement procedures required by the NSCC.

d) In addition to the procedures set forth above, Agent shall follow those other procedures relating to the Funds as may be set forth in the Prospectus for the Funds. In the event of any inconsistency between these Operating Procedures and the Prospectus, the Prospectus will control.

SCHEDULE A

FUNDS AVAILABLE AND APPLICABLE FEE

With respect to Customer accounts invested in the Funds, the Agent shall receive the compensation described below. Such fee shall accrue daily and shall be paid to the Agent quarterly.

Type of Fee:
[a]

Fee payable by PIMS as agent for the Funds for shareholder servicing

[b]

Fee payable by PMFS as agent for the Funds for sub-accounting/record keeping services

[c]

Fee payable by PMFS on behalf of itself or an affiliate for product support

JENNISONDRYDEN CLASS A SHARES

Shareholder Sub- Product Fund Name Servicing 12b-l AccountinglRecord Support Fee
(e) Fee (a) Keepinl!; Fee (b) Larl!;e-Cap Stock Dryden Large-Cap Core Equity Fund 0.25% 0.15% 0.15% Dryden Stock Index Fund 0.25% 0.15% 0.00% Dryden Strategic Value Fund 0.25% 0.15% 0.15% Jennison 20/20 Focus Fund 0.25% 0.15% 0.15% Jennison Blend Fund, Inc. 0.25% 0.15% 0.15% Jennison Conservative Growth Fund 0.25% 0.15% 0.15% Jennison Growth Fund 0.25% 0.15% 0.15% Jennison Select Growth Fund 0.25% 0.15% 0.15% Jennison Value Fund 0.25% 0.15% 0.15% Jennison Equity Income Fund 0.25% 0.15% 0.15%

Small /Mid Cap Stock Dryden Small-Cap Core Equity Fund, Inc. 0.25% 0.15% 0.15% Jennison Small Companv Fund, Inc. 0.25% 0.15% 0.15% Jennison Equity Opportunity Fund 0.25% 0.15% 0.15% Jennison Mid-Cap Growth Fund, Inc. 0.25% 0.15% 0.15%
Dryden Mid-Cap Value Fund 0.25% 0.15% 0.15% Dryden Small-Cap Value Fund 0.25% 0.15% 0.15%

Sector Stock Dryden Financial Services Fund 0.25% 0.15% 0.15% Jennison Health Sciences Fund 0.25% 0.15% 0.15% Jennison Natural Resources Fund, Inc. 0.25% 0.15% 0.15% Jennison Utility Fund 0.25% 0.15% 0.00% Dryden Global Real Estate Fund, Inc. 0.25% 0.15% 0.15%

GloballInternational Stock Dryden International Equity Fund 0.25% 0.15% 0.15% Dryden International Value Fund 0.25% 0.15% 0.15%

Shareholder Sub- Product Fund Name Servicing 12b-l Accounting/Record Support Fee
(c) Fee (a) Keeping Fee (b)

Asset Allocation Dryden Asset Allocation Fund 0.25% 0.15% 0.15% lennisonDryden Conservative Allocation Fund 0.25% 0.15% 0.15% lennisonDryden Growth Allocation Fund 0.25% 0.15% 0.15% lennisonDryden Moderate Allocation Fund 0.25% 0.15% 0.15% Target Conservative Allocation Fund 0.25% 0.15% 0.00% Target Moderate Allocation Fund 0.25% 0.15% 0.00% Target Growth Allocation Fund 0.25% 0.15% 0.00%

Taxable Bond Dryden Government Income Fund, Inc. 0.25% 0.15% 0.15% Dryden High Yield Fund, Inc. 0.25% 0.15% 0.15% Dryden Short-Term Corporate Bond Fund, Inc. 0.25% 0.15% 0.15% Dryden Total Return Bond Fund, Inc. 0.25% 0.15% 0.15%

Global/International Bond Dryden Global Total Return Fund, Inc. 0.25% 0.15%
0.15%

JENNISONDRYDEN CLASS Z SHARES

Shareholder Sub- Product Fund Name Servicing 12b-I AccountingfRecord Support Fee
(c) Fee (a) Keeping Fee (b) Large Cap Stock Dryden Large-Cap Core Equity Fund 0.00% 0.15% 0.10% Dryden Stock Index Fund 0.00% 0.15% 0.00% Dryden Strategic Value Fund 0.00% 0.15% 0.10% Jennison 20/20 Focus Fund 0.00% 0.15% 0.10%
Jennison Blend Fund, Inc. 0.00% 0.15% 0.10% Jennison Growth Fund 0.00% 0.15% 0.10% Jennison Select Growth Fund 0.00% 0.15% 0.10% Jennison Value Fund 0.00% 0.15% 0.10% Jennison Equity Income Fund 0.00% 0.15% 0.10%

SmalVMid Cap Stock Dryden Small-Cap Core Equity Fund, Inc. 0.00% 0.15% 0.10% Jennison Small Company Fund, Inc. 0.00% 0.15% 0.10% Jennison Equity Opportunity Fund 0.00% 0.15% 0.10% Jennison Mid-Cap Growth Fund, Inc 0.00% 0.15% 0.10%
Dryden Mid-Cap Value Fund 0.00% 0.15% 0.10%

Sector Stock Dryden Financial Services Fund 0.00% 0.15% 0.10% Jennison Health Sciences Fund 0.00% 0.15% 0.10% Jennison Natural Resources Fund, Inc. 0.00% 0.15% 0.10% Jennison Utility Fund 0.00% 0.15% 0.00% Dryden Global Real Estate Fund, Inc. 0.00% 0.15% 0.10%

Global/International Stock Dryden International Equity Fund 0.00% 0.15% 0.10% Dryden International Value Fund 0.00% 0.15% 0.10%

Asset Allocation Funds Dryden Asset Allocation Fund 0.00% 0.15% 0.10% JennisonDryden Conservative Allocation Fund 0.00% 0.15% 0.10% JennisonDryden Growth Allocation Fund 0.00% 0.15% 0.10% JennisonDryden Moderate Allocation Fund 0.00% 0.15% 0.10% Target Conservative Allocation Fund 0.00% 0.15% 0.00% Target Moderate Allocation Fund 0.00% 0.15% 0.00% Target Growth Allocation Fund 0.00% 0.15% 0.00%

Taxable Bond Dryden Government Income Fund, Inc. 0.00% 0.15% 0.10% Dryden High Yield Fund, Inc. 0.00% 0.15% 0.10% Dryden Short-Term Corporate Bond Fund, Inc. 0.00% 0.15% 0.10% Dryden Total Return Bond Fund, Inc. 0.00% 0.15% 0.10%

Global/International Bond Drvden Global Total Return Fund, Inc.

0.00%

0.15%

0.10%

24